Exhibit 5.1
[Davis Graham & Stubbs LLP Letterhead]
January 31, 2006
Delta Petroleum Corporation
370 17th Street, Suite 4300
Denver, Colorado 80202

Re:	Registration Statement on Form S-3
Relating to $300,000,000 Aggregate
Principal Amount of Debt and Equity Securities
Ladies and Gentlemen:
     We have acted as counsel to Delta Petroleum Corporation, a Delaware corporation (“Delta”), in connection with the registration by Delta pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of an aggregate of $300,000,000 principal amount of senior and subordinated debt securities (the “Debt Securities”), shares of common stock, par value $0.01 per share (the “Common Stock”), shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), warrants to purchase any of the Debt Securities, Common Stock or Preferred Stock (the “Warrants”) and senior or subordinated guarantees (the “Guarantees”), any of which may be issued by Delta (together, the “Securities”).
     The Debt Securities will be issued from time to time either in whole or in part under one or more indentures (each an “Indenture”), each of which will be between Delta and a trustee to be named in a supplement to the prospectus (the “Prospectus”) included in the Registration Statement. The Warrants will be issued under one or more warrant agreements between Delta and a banking institution organized under the laws of the United States or one of the states thereof (each a “Warrant Agreement”). The Guarantees will be issued from time to time for the benefit of holders of specified underlying Securities.
     In addition, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of Delta and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
     We have assumed for purposes of this opinion (i) the corporate power, authority and legal right of the trustee or trustees under the Indentures to execute, deliver and perform their obligations under the applicable Indenture, that the performance of such obligations by any

Delta Petroleum Corporation
January 31, 2006

trustee will not violate its charter or by-laws and that the trustees have the legal ability to exercise their trust powers in the State of Colorado and (ii) that the Indentures will have been duly authorized, executed and delivered by the applicable trustee at the time of issuance of Debt Securities.
     The opinions herein are limited to matters governed by the federal laws of the United States of America, the laws of the State of Colorado, and the Delaware General Corporation Law. Except as expressly stated above, we express no opinion with respect to the laws of any other jurisdiction.
     Based upon and subject to the foregoing, we are of the opinion that:
1.	The issuance and sale by Delta of up to $300,000,000 of Securities, as provided in the Registration Statement, have been duly and validly authorized by all necessary corporate action of Delta.

2.	When:
a.	the Registration Statement and any amendments thereto have become effective under the Act;

b.	the applicable Indenture and the applicable trustee have been qualified under the Trust Indenture Act of 1939 and such Indenture has been duly executed and delivered by the parties thereto;

c.	the definitive terms of any Debt Securities and of their issue and sale have been duly established in conformity with the resolutions of the board of directors of Delta and the applicable Indentures so as not to violate any applicable law or agreement or instrument then binding on Delta,

d.	the Debt Securities have been duly executed, authenticated and delivered in accordance with the Indentures;

e.	the Debt Securities have been issued and sold as contemplated in the Registration Statement, the Prospectus and in the applicable supplement to the Prospectus;

f.	the issuance of Warrants and approval of the final terms thereof have been duly authorized by the appropriate corporate action and the related Warrant Agreement under which Warrants are to be delivered has been duly authorized, executed and delivered;

g.	the issuance of Guarantees and approval of the final terms thereof have been duly authorized by the appropriate corporate action and the Guarantees have been duly executed and delivered;

Delta Petroleum Corporation
January 31, 2006

h.	the issuance of the Common Stock has been duly authorized by appropriate corporate action and certificates evidencing such shares of Common Stock have been duly executed and delivered against payment of the authorized consideration therefor;

i.	the issuance of the Preferred Stock has been duly authorized by appropriate corporate action and certificates evidencing such shares of Preferred Stock have been duly executed and delivered against payment of the authorized consideration therefor;
     then, subject to the final terms being in compliance with then applicable law, (i) the Debt Securities will constitute valid and legally binding obligations of Delta, entitled to the benefits and subject to the terms of the applicable Indentures, (ii) the Warrants will constitute valid and legally binding obligations of Delta, entitled to the benefits and subject to the terms of the related Warrant Agreement, (iii) the Guarantees will constitute valid and legally binding obligations of Delta, entitled to the benefits of and subject to their terms and (iv) the Common Stock and Preferred Stock will be legally issued, fully paid and non-assessable shares of Common Stock and Preferred Stock, respectively, of Delta, provided that the consideration therefor is not less than the par value thereof.
     Insofar as this opinion relates to the validity, binding effect or enforceability of any agreement or obligation of Delta, it is subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors’ rights generally and limited by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).
     We are expressing no opinion as to any obligations that parties other than Delta may have under or in respect of the Securities covered by the Registration Statement or as to the effect that their performance of such obligations may have upon any of the matters referred to above.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the heading “Legal Matters” in the Prospectus as the counsel who will pass upon the validity of the Securities. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP